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                                                                    EXHIBIT 12.1


                             WEBLINK WIRELESS, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                                       THREE MONTHS
                                   YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED      ENDED       YEAR ENDED
                                  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                      1994          1995          1996          1997          1998 (1)      1999          1999
                                  ------------  ------------  ------------  ------------  ------------ -------------  ------------
Earnings:
  Net loss ......................   $(45,813)     $(53,113)     $(48,598)     $(43,887)     $(59,316)     $(25,073)     $(99,867)
  Add: Amount of
     previously capitalized
     interest amortized .........         --            --            --            --           252           572         2,288
  Add: Fixed charges ............     12,933        30,720        35,041        38,499        43,798        17,133        65,310
                                    --------      --------      --------      --------      --------      --------      --------
  Adjusted earnings .............    (32,880)      (22,393)      (13,557)       (5,388)      (15,266)       (7,368)      (32,269)

Fixed charges:
  Interest in
     indebtedness ...............     11,209        28,383        32,368        36,672        52,645        16,607        63,452
  Amortization of debt
     issuance costs .............        800         1,052         2,143           844         1,172           331         1,291
  Interest portion
     of rental and
     lease expense ..............        924         1,285           530           983         1,428           195           567
                                    --------      --------      --------      --------      --------      --------      --------
  Fixed charges .................     12,933        30,720        35,041        38,499        55,245        17,133        65,310

Deficiency of
  earnings available to
  cover fixed charges ...........   $(45,813)     $(53,113)     $(48,598)     $(43,887)     $(70,511)     $(24,501)     $(97,579)
                                    ========      ========      ========      ========      ========      ========      ========

Earnings to fixed charges ratio           --            --            --            --            --            --            --

(1) The fixed charge adjustment to earnings excludes $11.4 million of capitalized interest for the year ended December 31, 1998.